             AMAZON.COM AND ONLINE CAR-BUYING SERVICE GREENLIGHT.COM
            ANNOUNCE STRATEGIC INVESTMENT AND PROMOTIONAL AGREEMENT

SEATTLE -- January 21, 2000 -- Amazon.com (NASDAQ: AMZN), the leading online retailer, today announced that it has agreed to acquire a stake in Greenlight.com, the only online car buying company that gives consumers the convenience and control of online purchasing coupled with the support of a leading network of premiere auto dealers.

Amazon.com has agreed to acquire 5% of the outstanding shares of Greenlight.com. In addition, under a promotional agreement, Amazon.com will help introduce Greenlight.com to Amazon.com's more than 16 million experienced online shoppers, and, in return, Amazon.com will receive $82.5 million over five years and receive warrants to increase its stake to as much as 30% over the five years.

Greenlight.com goes well beyond the referral model and offers consumers the ultimate car buying experience -- a no-hassle, no-pressure way to research, choose and buy exactly the car they want; 24-hour, 7 day-a-week customer service; and strong, ongoing support from local dealers during and after purchase.

"We're delighted to join forces with Greenlight.com so that customers can enjoy the benefits of online car shopping with dealers committed to customer service," said Jeff Bezos, founder and CEO of Amazon.com. "Greenlight.com makes it easy for dealers everywhere to participate in e-commerce and reach new customers."

"We are excited to be teaming up with the e-commerce leader," said Todd Collins, CEO of Greenlight.com. "We know that Amazon.com works only with companies that offer the highest standard of customer service, and their strategic investment validates the Greenlight.com way to buy new cars online. Now that Greenlight.com has teamed up with Amazon.com and its customer base of 16 million experienced online shoppers, no one else can deliver so many potential new-car buyers."

Greenlight.com is developing a network of prominent car dealers throughout the United States who share a common characteristic: a commitment to working with Greenlight.com to support consumers before, during and after the online purchase of a new car. Greenlight.com is currently available to consumers in Atlanta, Ga., Greensboro, N.C., as well as Jacksonville and Orlando, Fla., with national expansion planned for early spring. Greenlight.com continues to build its network by recruiting the most customer service-oriented dealers across the United States.

ABOUT GREENLIGHT.COM

Founded in San Mateo, CA in 1999, Greenlight.com is the only company that offers car buyers the control of purchasing online, plus the benefit of ongoing service and support from local dealerships. Greenlight.com simplifies the buying process by helping customers customize their car, lock in a low price in real time, order online and arrange for delivery, with the convenience of never having to leave their home. Greenlight.com is backed by Kleiner Perkins Caufield & Byers, Silicon Valley's premier venture capital firm, and Asbury Automotive, the largest private network of national auto dealerships, backed by Ripplewood Holdings and Freeman Spogli. To shop for a car or to get more information about Greenlight.com, visit the company on the Web at http://www.greenlight.com.

ABOUT AMAZON.COM, INC.

         Amazon.com (Amazon.com, Inc. and its subsidiaries) is the Internet's No. 1 music, No. 1 DVD and video, and No. 1 book retailer. Amazon.com (NASDAQ:AMZN) opened its virtual doors on the World Wide Web in July 1995 and today offers Earth's Biggest Selection with online auctions and free electronic greeting cards. Amazon.com lists more than 18 million unique items in categories including books, CDs, toys, electronics, videos, DVDs, home improvement products, software, and video games. Through Amazon.com zShops, any business or individual can sell virtually anything to Amazon.com's more than 13 million customers, and with Amazon.com Payments, any seller can accept credit card transactions, avoiding the hassles of offline payments.

         Amazon.com seeks to be the world's most customer-centric company where customers can find and discover anything they may want to buy online. Amazon.com's All Product Search scours the Web to help customers find merchandise that is not available at Amazon.com, Amazon.com Auctions, or Amazon.com zShops, making Amazon.com the shopping destination to find anything.

         Amazon.com operates two international Web sites: www.amazon.co.uk in the United Kingdom and www.amazon.de in Germany. Amazon.com also operates PlanetAll (www.planetall.com), a Web-based address book, calendar, and reminder service. It also operates the Internet Movie Database (www.imdb.com), the Web's comprehensive and authoritative source of information on more than 150,000 movies and entertainment programs and 500,000 cast and crewmembers dating from the birth of film in 1892 to the present. Amazon.com also operates Amazon.com LiveBid Auctions (http://livebid.amazon.com), the leading provider of live-event auctions on the Internet.

         Amazon.com has invested in leading Internet retailers that are improving the lives of customers by making shopping easier and more convenient: drugstore.com, an online retail and information source for health, beauty, wellness, personal care and pharmacy, at www.drugstore.com; Pets.com, the online leader for pet products, expert information and services, at www.pets.com; HomeGrocer.com, the first fully integrated Internet grocery-shopping and home-delivery service, with operations in Seattle, Portland, Oregon, and Southern California, at www.homegrocer.com; Gear.com, which offers brand name sporting goods at prices from 20% to 90% off retail, at www.gear.com; and Ashford.com (NASDAQ: ASFD), the leading Internet retailer of luxury and premium products and the Web's No. 1 retailer of watches and jewelry, at www.ashford.com. Amazon.com also has a minority interest in Della.com, which brings together leading retailers with gift registry, expert advice, and personalized gift suggestions to help everyone give better gifts, at www.della.com; and NextCard, Inc., considered the industry's leading issuer of consumer credit on the Internet, at (www.nextcard.com).

         This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, Amazon.com's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, risk of distribution center expansion, risks related to fourth quarter, risks of system interruption, management of potential growth, risks related to auction and zShops services, risks related to fraud and Amazon.com Payments, and risks of new business areas, international expansion, business combinations, and strategic alliances. More information about factors that potentially could affect Amazon.com's financial results is included in Amazon.com's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

                                       ###


For additional information or for referral to industry analysts contact:

Cherie Stewart
Red Whistle Communications/The Weber Group
415.616.6149
cstewart@redwhistle.com

Bill Curry
Amazon.com
206-266-7180